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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO 13d-2(b)
(Amendment No. 1)1

Repligen Corporation

(Name of Issuer)
Common Stock

(Title of Class of Securities)
759916 10 9
(CUSIP Number)
August 28, 2001

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    / /      Rule 13d-1(b)

    /x/      Rule 13d-1(c)

    / /      Rule 13d-1(d)

    1   The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

    The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 759916 10 9	13G	Page 2 of 9 Pages

1	NAME OF REPORTING PERSON:
Biotechnology Value Fund, L.P.
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A	(a)	/x/
	MEMBER OF A GROUP*	(b)	/ /

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5	SOLE VOTING POWER
0

		6	SHARED VOTING POWER
1,063,000

		7	SOLE DISPOSITIVE POWER
0

		8	SHARED DISPOSITIVE POWER
1,063,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,063,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
4.0%

12	TYPE OF REPORTING PERSON*
PN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 759916 10 9	13G	Page 3 of 9 Pages

1	NAME OF REPORTING PERSON:
Biotechnology Value Fund II, L.P.
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A	(a)	/x/
	MEMBER OF A GROUP*	(b)	/ /

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5	SOLE VOTING POWER
0

		6	SHARED VOTING POWER
667,179

		7	SOLE DISPOSITIVE POWER
0

		8	SHARED DISPOSITIVE POWER
667,179

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
667,179

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
2.5%

12	TYPE OF REPORTING PERSON*
PN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 759916 10 9	13G	Page 4 of 9 Pages

1	NAME OF REPORTING PERSON:
BVF Investments, L.L.C.
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A	(a)	/x/
	MEMBER OF A GROUP*	(b)	/ /

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5	SOLE VOTING POWER
0

		6	SHARED VOTING POWER
1,496,221

		7	SOLE DISPOSITIVE POWER
0

		8	SHARED DISPOSITIVE POWER
1,496,221

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,496,221

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
5.6%

12	TYPE OF REPORTING PERSON*
OO

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 759916 10 9	13G	Page 5 of 9 Pages

1	NAME OF REPORTING PERSON:
BVF Partners L.P.
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A	(a)	/x/
	MEMBER OF A GROUP*	(b)	/ /

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5	SOLE VOTING POWER
0

		6	SHARED VOTING POWER
3,400,700

		7	SOLE DISPOSITIVE POWER
0

		8	SHARED DISPOSITIVE POWER
3,400,700

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,400,700

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
12.8%

12	TYPE OF REPORTING PERSON*
PN

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 759916 10 9	13G	Page 6 of 9 Pages

1	NAME OF REPORTING PERSON:
BVF Inc.
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A	(a)	/x/
	MEMBER OF A GROUP*	(b)	/ /

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5	SOLE VOTING POWER
0

		6	SHARED VOTING POWER
3,400,700

		7	SOLE DISPOSITIVE POWER
0

		8	SHARED DISPOSITIVE POWER
3,400,700

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,400,700

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
12.8%

12	TYPE OF REPORTING PERSON*
IA, CO

* SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 759916 10 9	13G	Page 7 of 9 Pages

ITEM 1(a).  NAME OF ISSUER:

    Repligen Corporation ("Repligen")

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

  117 Fourth Avenue
  Needham, Massachusetts 02494

ITEM 2(a).  NAME OF PERSON FILING:

    This Amendment to Schedule 13G is being filed on behalf of the following persons* (the "Reporting Persons"):

  (i)
  Biotechnology Value Fund, L.P. ("BVF")
  (ii)
  Biotechnology Value Fund II, L.P. ("BVF2")
  (iii)
  BVF Investments, L.L.C. ("Investments")
  (iv)
  BVF Partners L.P. ("Partners")
  (v)
  BVF Inc. ("BVF Inc.")

    * Attached as Exhibit 1 is a copy of an agreement among the Reporting Persons filing (as specified hereinabove) that this Amendment to Schedule 13G is being filed on behalf of each of them.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

    The principal business office of the Reporting Persons comprising the group filing this Amendment to Schedule 13G is located at 227 West Monroe Street, Suite 4800, Chicago, Illinois, 60606.

ITEM 2(c).  CITIZENSHIP:

BVF:	a Delaware limited partnership
BVF2:	a Delaware limited partnership
Investments:	a Delaware limited liability company
Partners:	a Delaware limited partnership
BVF Inc.:	a Delaware corporation

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

    Common Stock, $0.01 par value.

ITEM 2(e).  CUSIP Number:

    759916 10 9

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or (c) CHECK WHETHER THE PERSON FILING IS: One of the following

    Not applicable as this Amendment to Schedule 13G is filed pursuant to Rule 13d 1(c).

ITEM 4.  OWNERSHIP:

    The information in items 1 and 5 through 11 on the cover pages (pp. 2 - 6) on this Amendment to Schedule 13G is hereby incorporated by reference.

CUSIP No. 759916 10 9	13G	Page 8 of 9 Pages

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

    If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities check the following.  / /

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

    BVF shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. BVF2 also shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. Investments also shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. Partners and BVF Inc. share voting and dispositive power over the shares of the common stock they beneficially own with, in addition to BVF, BVF2 and Investments, certain managed accounts on whose behalf Partners, as investment manager, purchased such shares.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

    Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

    Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

    Not applicable.

CUSIP No. 759916 10 9	13G	Page 9 of 9 Pages

ITEM 10.  CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 31, 2001

BIOTECHNOLOGY VALUE FUND, L.P.
By:	BVF Partners L.P., its general partner
By:	BVF Inc., its general partner
By:	/s/ MARK N. LAMPERT Mark N. Lampert President
BIOTECHNOLOGY VALUE FUND II, L.P.
By:	BVF Partners L.P., its general partner
By:	BVF Inc., its general partner
By:	/s/ MARK N. LAMPERT Mark N. Lampert President
BVF INVESTMENTS, L.L.C.
By:	BVF Partners L.P., its manager
By:	BVF Inc., its general partner
By:	/s/ MARK N. LAMPERT Mark N. Lampert President
BVF PARTNERS, L.P.
By:	BVF Inc., its general partner
By:	/s/ MARK N. LAMPERT Mark N. Lampert President
BVF INC.
By:	/s/ MARK N. LAMPERT Mark N. Lampert President

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  ITEM 1(a). NAME OF ISSUER
  ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
  ITEM 2(a). NAME OF PERSON FILING
  ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE
  ITEM 2(c). CITIZENSHIP
  ITEM 2(d). TITLE OF CLASS OF SECURITIES
  ITEM 2(e). CUSIP Number
  ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or (c) CHECK WHETHER THE PERSON FILING IS: One of the following
  ITEM 4. OWNERSHIP
  ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
  ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
  ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
  ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP
  ITEM 9. NOTICE OF DISSOLUTION OF GROUP
  ITEM 10. CERTIFICATION